Exhibit 99.1

Seattle Genetics Reports Second Quarter 2013 Financial Results

-Total Revenues of $73.6 Million, Including $35.7 Million in

ADCETRIS® (Brentuximab Vedotin) Net Product Sales-

-Company Executing on Broad ADCETRIS Clinical Development Plan and

Advancing Robust Antibody-Drug Conjugate (ADC) Product Pipeline-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — July 31, 2013 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2013. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development activities, antibody-drug conjugate (ADC) pipeline and collaborator updates and upcoming milestones.

“During the second quarter, we continued to make strong progress on our key corporate priorities, including the commercialization of ADCETRIS, the broad clinical development of ADCETRIS in CD30-positive malignancies and the advancement of our product pipeline,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “ADCETRIS is now approved in 35 countries, and our clinical development program comprises more than 20 ongoing clinical trials, including four phase 3 studies. We recently expanded our clinical-stage product pipeline by moving SGN-CD33A, which utilizes our newest ADC technology, into a phase 1 trial and exercising our option to co-develop ASG-15ME with Agensys/Astellas. We also entered into a new ADC collaboration with Bayer.”

Recent ADCETRIS Activities

•

Received notification from the U.S. Food and Drug Administration (FDA) regarding the company’s supplemental Biologics License Application (sBLA). Based on ongoing interactions with the FDA, Seattle Genetics anticipates that the 16-cycle limitation on duration of use of ADCETRIS will be removed from the U.S. prescribing information. It is further anticipated that a label claim for retreatment will not be approved. Seattle Genetics intends to submit data on the use of ADCETRIS for retreatment to guidelines review committees for potential inclusion in compendia.

•	Initiated a phase 1/2 clinical trial evaluating ADCETRIS in combination with bendamustine for patients with Hodgkin lymphoma (HL) after first relapse.

•	Takeda received approval for ADCETRIS in South Korea through its local affiliate.

•

Highlighted the ongoing phase 3 ECHELON-1 and ECHELON-2 trials at the American Society of Clinical Oncology (ASCO) annual meeting. ECHELON-1 is comparing ADCETRIS in combination with chemotherapy to standard chemotherapy for frontline HL, and ECHELON-2 is comparing ADCETRIS in combination with chemotherapy to standard chemotherapy for frontline CD30-expressing mature T-cell lymphomas (MTCL).

•

Reported data in multiple sessions at the 12th International Conference on Malignant Lymphoma, including data from an investigator-sponsored trial in salvage HL and data from a corporate trial of ADCETRIS in B-cell and T-cell non-Hodgkin lymphomas.

ADCETRIS is currently not approved for use in frontline HL, frontline MTCL, CTCL, first relapse HL patients eligible for a transplant or the B-cell and T-cell non-Hodgkin lymphoma subtypes referenced above.

ADC Pipeline Updates

•

Initiated a phase 1 trial of SGN-CD33A for acute myeloid leukemia. SGN-CD33A employs the company’s new ADC technology, comprising a potent pyrrolobenzodiazepine (PBD) dimer cell-killing agent, proprietary site-specific conjugate technology and a novel antibody targeted to CD33.

•	Submitted an investigational new drug (IND) application to the FDA for SGN-LIV1A. A phase 1 trial in breast cancer is expected to begin during 2013.

•	Determined, in collaboration with Agensys/Astellas, to discontinue development of ASG-5ME, an ADC that was evaluated in phase 1 trials for prostate, gastric and pancreatic cancer.

•	Announced an option exercise to co-develop an additional ADC, ASG-15ME, under the collaboration with Agensys/Astellas. A phase 1 trial of ASG-15ME in bladder cancer is planned to begin during 2013.

ADC Collaborator Highlights

•

Entered into a new ADC collaboration with Bayer HealthCare generating upfront and option exercise fees of up to $20 million. Bayer received worldwide rights to utilize Seattle Genetics’ auristatin-based ADC technology with antibodies to several oncology targets. Seattle Genetics is also eligible to receive up to approximately $500 million in potential milestone payments, as well as royalties on worldwide net sales of any resulting products under the multi-target collaboration.

•

Genentech, a member of the Roche Group, reported data at the ASCO annual meeting from two phase 1 ADC programs that utilize Seattle Genetics’ technology: DNIB0600A (RG7599), an anti-NaPi2b ADC for ovarian cancer and non-small cell lung cancer, and DSTP3086S (RG7450), an anti-STEAP-1 ADC for prostate cancer.

•

Genmab announced the submission of an IND application with the FDA for a phase 1 dose-escalation trial of HuMax-TF-ADC to treat multiple solid tumors. Seattle Genetics has an option to co-develop HuMax-TF-ADC with Genmab at the end of phase 1 clinical development.

Upcoming Milestones

•	Initiate a phase 2 frontline trial of ADCETRIS in combination with Rituxan and standard chemotherapy (R-CHOP) for patients with diffuse large B-cell lymphoma in the third quarter of 2013.

•	Initiate a phase 1 trial of SGN-LIV1A in breast cancer by the end of 2013.

•	Initiate a phase 1 trial of ASG-15ME in bladder cancer by the end of 2013.

Second Quarter and Six Months Financial Results

Total revenues in the second quarter of 2013 were $73.6 million, compared to $48.8 million in the second quarter of 2012. Revenues for the six month period ended June 30, 2013 were $130.9 million, compared to $97.1 million for the same period in 2012. Revenues in 2013 included ADCETRIS net product sales of $35.7 million in the second quarter and $69.7 million for the year-to-date. Revenues in 2013 also included ADCETRIS royalty revenues of $3.5 million for the second quarter and $5.9 million for the year-to-date from international sales of ADCETRIS by Takeda/Millennium. Revenues also reflect amounts earned under the company’s ADCETRIS and ADC collaborations totaling $34.3 million in the second quarter of 2013 and $55.3 for the year-to-date in 2013. Collaboration revenues increased in 2013 driven by the company’s ADCETRIS collaboration with Takeda/Millennium as well as ADC collaborations, including the new collaboration with Bayer.

Total costs and expenses for the second quarter of 2013 were $80.6 million, compared to $66.1 million for the second quarter of 2012. For the first six months of 2013, total costs and expenses were $154.3 million, compared to $129.9 million in the first six months of 2012. The planned increases in 2013 costs and expenses were primarily driven by ADCETRIS expenses, including clinical trials to explore potential additional uses of ADCETRIS and drug supply to Takeda/Millennium under the collaboration. Research and development expenses also include increased investment in the company’s ADC pipeline programs.

Under the ADCETRIS collaboration with Takeda/Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Takeda/Millennium on a 50:50 basis. Net reimbursement funding received from Takeda/Millennium is recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and development milestone payments. Seattle Genetics co-funds development activities performed by Takeda/Millennium under the collaboration, which reduces the amount of reimbursement funding received from Takeda/Millennium.

Non-cash, share-based compensation expense for the first half of 2013 was $13.4 million, compared to $11.6 million in the first half of 2012.

Net loss for the second quarter of 2013 was $6.9 million, or $0.06 per share, compared to a net loss of $17.2 million, or $0.15 per share, for the second quarter of 2012. For the six months ended June 30, 2013, net loss was $23.2 million, or $0.19 per share, compared to a net loss of $29.5 million, or $0.25 per share, for the same period in 2012.

As of June 30, 2013, Seattle Genetics had $338.1 million in cash, cash equivalents and investments, compared to $364.3 million as of December 31, 2012.

2013 Revenue Outlook

Seattle Genetics now anticipates that collaboration and license agreement revenues will be in the range of $85 million to $95 million in 2013.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-9205 (domestic) or (480) 629-9771 (international). The access code is 4630720. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4630720. The telephone replay will be available until 4:00 p.m. PT on Friday, August 2, 2013.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The company’s lead program, ADCETRIS (brentuximab vedotin), received accelerated approval from the U.S. Food and Drug Administration in August 2011 and approval with conditions from Health Canada in February 2013 for two indications. In addition, under a collaboration with Millennium: The Takeda Oncology Company, ADCETRIS received conditional approval from the European Commission in October 2012. Seattle Genetics is also advancing a robust pipeline of clinical development-stage ADC programs: SGN-75,

ASG-22ME, SGN-CD19A, SGN-CD33A, ASG-15ME and SGN-LIV1A. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Celldex, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenue and expenses for the year 2013. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include sales of ADCETRIS may not be as expected or expenses may exceed current projections. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2013	December 31, 2012
Assets
Cash, cash equivalents, and investments	$338,089	$364,258
Other assets	128,502	107,164

Total assets	$466,591	$471,422

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$49,577	$56,130
Deferred revenue and long-term liabilities	179,899	189,144
Stockholders’ equity	237,115	226,148

Total liabilities and stockholders’ equity	$466,591	$471,422

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Net product sales	$35,736	$34,691	$69,656	$69,187
Collaboration and license agreement revenues	34,282	12,894	55,291	26,643
Royalty revenues	3,540	1,238	5,939	1,238

Total revenues	73,558	48,823	130,886	97,068

Costs and expenses
Cost of sales	3,311	2,995	6,480	6,066
Cost of royalty revenues	1,447	502	2,372	502
Research and development	52,273	42,755	100,008	81,242
Selling, general and administrative	23,536	19,862	45,422	42,047

Total costs and expenses	80,567	66,114	154,282	129,857

Loss from operations	(7,009)	(17,291)	(23,396)	(32,789)
Investment and other income, net	110	55	233	3,255

Net loss	$(6,899)	$(17,236)	$(23,163)	$(29,534)

Basic and diluted net loss per share	$(0.06)	$(0.15)	$(0.19)	$(0.25)

Weighted-average shares used in computing basic and diluted net loss per share	121,317	117,252	120,888	116,800